Exhibit 1.1

AFFILIATED MANAGERS GROUP, INC.

(a Delaware corporation)

250,000 PRIDESSM

consisting of

250,000 Income PRIDESSM

PURCHASE AGREEMENT

Dated:  February 6, 2004

i

ii

iii

AFFILIATED MANAGERS GROUP, INC.
(a Delaware corporation)

250,000 PRIDES

consisting of

250,000 Income PRIDES

PURCHASE AGREEMENT

February 6, 2004

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

Affiliated Managers Group, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser” or “Merrill Lynch”) with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of 250,000 PRIDESSM or the “Securities”, which will initially consist of units (referred to as “Income PRIDESSM”) with a Stated Amount of $1,000, comprised of (a) a stock purchase contract (the “Purchase Contract”) under which (i) the holder will purchase from the Company on February 17, 2008 a number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) equal to the Settlement Rate as set forth in the Purchase Contract Agreement (as defined below) and (ii) the Company will pay certain Contract Adjustment Payments (as defined in the Purchase Contract Agreement) to the holders as provided in the Purchase Contract Agreement, and (b) $1,000 principal amount of the Company’s 4.25% Senior Notes due February 17, 2010 (a “Senior Note”) issued pursuant to an indenture, dated as of December 21, 2001, between the Company and Wachovia Bank, National Association (as successor to First Union National Bank), as trustee, as amended by a Replacement Trustee Agreement, by and between The Bank of New York and the Company (collectively the “Base Indenture”) as supplemented by a second supplemental indenture, to be dated February 12, 2004 between The Bank of New York, as trustee (the “Trustee”) and the Company (the “Second Supplemental Indenture” together with the Base Indenture, the “Indenture”).  The Senior Notes that will initially constitute a component of the Securities are hereinafter referred to as the “Underlying Notes”).  In accordance with the terms of the Purchase Contract Agreement, to be dated as of February 12, 2004, between the Company and The Bank of New York, as purchase contract agent (the “Purchase Contract Agent”), the Underlying Notes will be pledged by the Purchase Contract Agent, on behalf of the holders of the Securities, to The Bank of New York, as collateral agent (the “Collateral Agent”), pursuant to the Pledge

Agreement, to be dated as of February 12, 2004 (the “Pledge Agreement”), among the Company, the Purchase Contract Agent and the Collateral Agent, to secure such holders’ obligation to purchase Common Stock under the Purchase Contracts.  Under the terms of the Purchase Contract Agreement and Pledge Agreement, holders of Income PRIDES are permitted to substitute certain treasury securities (“Treasury Securities”) for the Senior Notes as collateral in order to create “Growth PRIDESSM” (“Growth PRIDES”).  Growth PRIDES will consist of a unit with a Stated Amount of $1,000 comprised of (a) a Purchase Contract and (b) an undivided beneficial interest in a zero-coupon U.S. Treasury Security maturing on February 15, 2008.  The rights and obligations of (i) a holder of Income PRIDES in respect of Senior Notes, subject to the pledge thereof, and Purchase Contracts, (ii) a holder of Growth PRIDES in respect of a beneficial interest in the Treasury Securities, subject to the pledge thereof, and Purchase Contracts, and (iii) a holder of separately trading Senior Notes resulting from the creation of Growth PRIDES will, in each case, be evidenced by Security Certificates.

The Company understands that the Initial Purchaser may hold all or a portion of the Securities for investment but agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers it reasonably believes to be qualified institutional buyers (as defined below) (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered, subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof.  The Securities are to be offered and sold through the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom.  Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available.

Pursuant to a remarketing agreement (the “Remarketing Agreement”) to be dated as of February 12, 2004, among the Company, the Purchase Contract Agent and a nationally recognized investment banking firm chosen by the Company, the Senior Notes may be remarketed, subject to certain terms and conditions.

The offering memorandum relating to the offering of the Securities, in the form first furnished to the Initial Purchaser by the Company for use in connection with the purchase of the Securities, is referred to herein as the “Offering Memorandum;” provided, however, that all references to the “Offering Memorandum” shall also be deemed to include all documents incorporated therein by reference pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the time the applicable Offering Memorandum was first furnished to the Initial Purchaser by the Company.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Offering Memorandum shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Offering Memorandum, prior to the execution of this Agreement; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the 1934 Act which is incorporated by reference in the Offering Memorandum, after the execution of this Agreement.

The Common Stock to be issued upon settlement of the Purchase Contracts will be subject to registration rights set forth in the registration rights agreement between the Company and Initial Purchaser (the “Registration Rights Agreement”) pursuant to which the Company agrees, among other things, to use its reasonable efforts to file a shelf registration statement with the Securities and Exchange Commission (the “Commission”) under the 1933 Act relating to such Common Stock.

The Remarketing Agreement, the Purchase Contract Agreement, the Pledge Agreement, the Registration Rights Agreement and this Agreement are referred to collectively as the “Operative Agreements.”

Section 1.               Representations and Warranties.

(a)           Representations and Warranties by the Company.  The Company represents and warrants to the Initial Purchaser as of the date hereof and as of the Closing Time (in each case, a “Representation Date”), as follows:

(1)           Offering Memorandum.  The Offering Memorandum does not, and at Closing Time will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum.

(2)           Incorporated Documents.  The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with the Commission since the end of the fiscal year to which such Annual Report relates (collectively, the “Incorporated Documents”).  The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at Closing Time, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(3)           Independent Accountants.  The accountants who certified the financial statements and supporting schedules included in the Offering Memorandum are independent public accountants as required by the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”).

(4)           Financial Statements.  The financial statements included in or incorporated into the Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as stated therein.  The supporting schedules incorporated by reference in the Offering Memorandum present fairly in accordance with GAAP the information required to be stated in the Incorporated Documents.  The selected financial data and the summary financial information included in the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent in all material respects with that of the audited financial statements included in or incorporated by reference in the Offering Memorandum.

(5)           No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change or prospective material adverse change in the business, management, financial position, stockholders equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), and (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(6)           Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under, or as contemplated by, this Agreement and the Operative Agreements.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(7)           Good Standing of Subsidiaries.  Each subsidiary of the Company has been duly organized or formed and is validly existing as a corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, under the laws of its jurisdiction of organization and is in good standing under the laws of its jurisdiction of organization, has power (corporate or otherwise) and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum or in the Incorporated Documents and is duly qualified as a foreign corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.  Except as otherwise disclosed in the Offering Memorandum or in the Incorporated Documents, all of the issued shares of capital stock of each subsidiary of the Company which is a corporation, have been duly authorized and validly issued, and are fully paid and non-assessable, and (except for directors’ qualifying shares and as described generally in the Offering Memorandum and in the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, in each case with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect.  The partnership interests, membership interests and shares of beneficial interest of each subsidiary of the Company which is a partnership, limited liability company or Massachusetts business trust have been validly issued in accordance with applicable law and the partnership agreement, limited liability agreement or declaration of trust, as applicable, of such subsidiary, and (except as described generally in the Offering Memorandum or in the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except, in the case of each subsidiary of the Company, for liens, encumbrances, equities or claims which individually or in the aggregate would not be material to the Company’s ownership of such subsidiary or to the Company’s exercise of its rights with respect to such subsidiary; and none of the outstanding shares of capital stock, partnership interests, membership interests or shares of beneficial interests, as the case may be, of any subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

(8)           Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Offering Memorandum in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Offering Memorandum or in the Incorporated Documents or pursuant to the exercise of convertible securities or options referred to in the Offering Memorandum or in the Incorporated Documents).  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(9)           Authorization of the Indenture.  The Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(10)         Authorization of the Purchase Contract Agreement.  The Purchase Contract Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company and assuming due authorization, execution and delivery of the Purchase Contract Agreement by the Purchase Contract Agent, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(11)         Authorization of the Pledge Agreement.  The Pledge Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company and assuming due authorization, execution and delivery of the Pledge Agreement by the Collateral Agent and the Purchase Contract Agent, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(12)         Authorization of the Registration Rights Agreement.  The Registration Rights Agreement has been duly authorized by the Company and, when duly executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(13)         Authorization of the Senior Notes.  The Senior Notes have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(14)         Authorization of the Income PRIDES.  The Income PRIDES have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when issued and delivered against the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.  The issuance of the Income PRIDES is not subject to preemptive or other similar rights.

(15)         Authorization of the Growth PRIDES.  The Growth PRIDES have been duly authorized and, when duly executed by the Company, issued and delivered against the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(16)         Authorization and Description of Common Stock.  The Common Stock conforms to all statements relating thereto in the Offering Memorandum or in the Incorporated Documents, and such description conforms in all material respects to the rights set forth in the instruments defining the same.  Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon settlement of the Purchase Contracts have been duly authorized and reserved for issuance upon such settlement by all necessary corporate action and such shares, when issued upon such settlement, will be validly issued and will be fully paid and non-assessable; and the issuance of such shares upon such settlement will not be subject to the preemptive or other similar rights of any securityholder of the Company.

(17)         Authorization of this Agreement and the Remarketing Agreement.  This Agreement and Remarketing Agreement have been duly authorized, and this Agreement has been duly executed and delivered by the Company.

(18)         Descriptions of the Securities and the Indenture.  The description of the Securities and the Indenture set forth in the Offering Memorandum is correct in all material respects.

(19)         Descriptions of the Operative Agreements.  The descriptions of the Operative Agreements, set forth in the Offering Memorandum are correct in all material respects.

(20)         Absence of Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or other constituting or organizational document or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Securities and each of the Operative Agreements and the consummation of the transactions contemplated herein and in the Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Offering Memorandum under the caption “Use of Proceeds” and the issuance of the shares of Common Stock issuable upon settlement of the Purchase Contracts) and compliance by the Company with its obligations hereunder, and under the Indenture, the Securities and each of the Operative Agreements, have been duly authorized by all necessary corporate action and do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws or other constituting or organizational instrument as in effect on the date hereof of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations, except for any such violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of law which would not result in a Material Adverse Effect.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

(21)         Absence of Labor Dispute.  No material labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent.

(22)         Absence of Proceedings.  Except as disclosed in the Offering Memorandum or in the Incorporated Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

(23)         Accuracy of Exhibits.  All of the descriptions of contracts or other documents contained or incorporated by reference in the Offering Memorandum are accurate and complete descriptions in all material respects of such contracts or other documents.

(24)         Possession of Intellectual Property.  The Company and its subsidiaries own or possess the intellectual property necessary to carry on the business now operated by them, and neither the Company nor, to the best of the Company’s knowledge, any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any such intellectual property or of any facts or circumstances which would render any such intellectual property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(25)         Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder or under the Indenture or for the entry into the Purchase Contracts underlying the Income PRIDES, in connection with the offering, issuance or sale of the Securities hereunder, the issuance of shares of Common Stock upon settlement of the Purchase Contracts or the consummation of the transactions contemplated by this Agreement, or for the due execution, delivery or performance of the Agreement, the Indenture or the Operative Agreements, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws.

(26)         Possession of Licenses and Permits.  The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except in any such case where the failure to so possess or to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(27)         Title to Property.  The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Offering Memorandum or (b) would not, singly or in the aggregate, result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Offering Memorandum or in the Incorporated Documents, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(28)         Investment Company Act.  Neither the Company nor any of its subsidiaries are, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Offering Memorandum will be, an “investment company” or an entity “controlled” by an

“investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(29)         Environmental Laws.  Except as described in the Offering Memorandum or in the Incorporated Documents and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (D) to the best knowledge of the Company, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

(30)         Adviser Activities and Broker-Dealer Business.  The Company is not required to register as an “investment adviser” or as a “broker-dealer” within the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the 1934 Act, respectively, and the rules and regulations of the Commission promulgated thereunder.  The Company is not required to be registered, licensed or qualified as an investment adviser or broker-dealer under the laws requiring any such registration, licensing or qualification in any jurisdiction in which it or its subsidiaries conduct business.

Each of the subsidiaries has been duly registered as an investment adviser under the Advisers Act, and has been duly registered as a broker-dealer under the 1934 Act, and each such registration is in full force and effect, in each case to the extent such registration is required and with such exceptions as would not reasonably be expected to have a Material Adverse Effect.  Each of the subsidiaries is duly registered, licensed or qualified as an investment adviser and broker-dealer under state and local laws where such registration, licensing or qualification is required by such laws and is in compliance with all such laws requiring any such registration, licensing or qualification, in each case with such exceptions, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

(31)         Compliance with Laws.  Each of the subsidiaries which is required to be registered as an investment adviser or broker-dealer is and has been in compliance with all applicable laws and governmental rules and regulations, as may be applicable to its investment advisory or broker-dealer business, except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Effect and none of such subsidiaries is prohibited by any provision of the Advisers Act or the 1940 Act from acting as an investment adviser.  Each subsidiary of the Company which is required to be registered as a broker-dealer is a member in good standing of the National Association of Securities Dealers, Inc.  No subsidiary which is required to be registered as an investment adviser or broker-dealer is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to any aspect of its investment advisory or broker-dealer business, which would need to be disclosed pursuant to Rule 206(4)-4(b) under the Advisers Act, or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of such registered investment adviser or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 7 of the Form BD of such broker-dealer.

(32)         Registration of Funds.  Each mutual fund (the “Mutual Funds”) has been since inception, is currently and will be immediately after consummation of the transactions contemplated herein, a duly registered investment company in compliance with the 1940 Act, and the rules and regulations promulgated thereunder and duly registered or licensed, except where any failure to be duly registered, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Since their initial offering, shares of each of the Mutual Funds have been duly qualified for sale under the securities laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required, and, if not so qualified, the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The offering and sale of shares of each of the Mutual Funds have been registered under the 1933 Act during such period or periods for which such registration is required; the related registration statement has become effective under the 1933 Act; no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the best knowledge of the Company, are contemplated.  Except to the extent that such failure to comply, misstatement or omission, as the case may be, would not result in a Material Adverse Effect, the registration statement of each Mutual Fund, together with the amendments and supplements thereto, under the 1940 Act and the 1933 Act has, at all times when such registration statement was effective, complied in all material respects with the requirements of the 1940 Act and the 1933 Act then in effect and neither such registration statement nor any amendments or supplements thereto contained, at the time and in light of the circumstances in which they were made, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading.  All shares of each of the Mutual Funds were sold pursuant to an effective registration statement, or pursuant to a valid exemption from registration, and have been duly authorized and are validly issued, fully paid and non-assessable.  Each of the Mutual Funds’ investments has been made in accordance with its investment policies and restrictions set forth in its registration statement in effect at the time the investments were made and have been held in accordance with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held, except to the extent any failure to comply with such policies and restrictions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(33)         Agreements.  The Company is not party to any investment advisory agreement or distribution agreement and is not serving or acting as an investment adviser to any person.  Each of the investment advisory agreements to which any of the subsidiaries is a party is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the Advisers Act and the rules and regulations of the Commission thereunder, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the investment advisory agreements and distribution agreements between a subsidiary and a Mutual Fund is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the 1940 Act, and in the case of such distribution agreements, with the applicable requirements of the 1934 Act, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No investment advisory agreement or distribution agreement to which any of the subsidiaries is a party that was either in effect on January 1, 2003 or entered into by a subsidiary since January 1, 2003 has been terminated or expired, except where any such termination or expiration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of such subsidiaries is in breach or violation of or in default under any such investment advisory agreement or distribution agreement, with such exceptions individually or in the aggregate as would not reasonably be expected to have a Material Adverse Effect.  No subsidiary is serving or acting as an investment adviser to any person except pursuant to an agreement to which such subsidiary is a party and which is in full force and effect, other than any agreement the non-existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The consummation of the transaction contemplated herein will not constitute an “assignment” as such term is defined in the Advisers Act and the 1934 Act.

(34)         Similar Offerings.  Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.

(35)         No General Solicitation.  None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchaser and its respective affiliates, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(36)         No Registration Required.  Subject to compliance by the Initial Purchaser with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(37)         Reporting Company.  The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(b)           Officers’ Certificates.  Any certificate signed by any officer of the Company delivered to the Initial Purchaser or to counsel for the Initial Purchaser in connection with the offering of the Securities shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby on the date of such certificate and, unless subsequently amended or supplemented, at each Representation Date subsequent thereto.

Section 2.               Sale and Delivery to Initial Purchaser; Closing.

(a)           Securities.  On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase the Securities from the Company, at the Stated Amount per Security.

(b)           Pledge of Securities.  The Underlying Notes will be pledged with the Collateral Agent to secure the obligations of holders of the Income PRIDES to purchase Common Stock under the Purchase Contracts. Such pledge shall be effected by the transfer to the Collateral Agent of the Underlying Notes at the Closing Time in accordance with the Pledge Agreement.

(c)           Payment.  Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the offices of Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 10:00 A.M. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Initial Purchaser.

(d)           Denominations; Registration.  The Securities and certificates for the Securities shall be in such denominations ($1,000 or integral multiples thereof) and registered in such names as the Initial Purchaser may request in writing at least one full business day prior to the Closing Time.  The certificates for the Securities will be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

Section 3.               Covenants of the Company.  The Company covenants with the Initial Purchaser as follows:

(a)           Delivery of Offering Memorandum.  The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as the Initial Purchaser may reasonably request.  The Company agrees that prior to the date that is forty-five (45) days after the issue date of the Securities, should there occur any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Offering Memorandum false or misleading in any material respect or (ii) if not disclosed in the Offering Memorandum, would constitute a material omission therefrom, the Company will (1) provide prompt notice to the Initial Purchaser, and confirm such notice in writing, and (2) amend or supplement the Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading; provided, however, that the Company’s filing of current reports and periodic reports with the Commission pursuant to the 1934 Act will be deemed to supplement or amend the Offering Memorandum; provided further, that the Company has no obligation to update the Offering Memorandum after the date that is forty-five (45) days after the issue date of the Securities.

(b)           Amendment to Offering Memorandum and Supplements.  The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement to which the Initial Purchaser shall reasonably object.  Neither the consent of the Initial Purchaser, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof; provided, however, that the Company does not need the consent of the Initial Purchaser if such amendment or supplement is solely as a result of the Company filing a current or periodic report with the Commission pursuant to the 1934 Act.

(c)           Blue Sky Qualifications.  The Company will use its reasonable efforts, in cooperation with the Initial Purchaser, to qualify the Securities and the shares of Common Stock issuable upon settlement of the Purchase Contracts for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Initial Purchaser may designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.  In each jurisdiction in which the Securities or such shares of Common Stock issuable upon settlement of the Purchase Contracts have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required in connection with the distribution of the Securities.

(d)           Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner indicated in the Offering Memorandum under “Use of Proceeds.”

(e)           Restriction on Sale of Common Stock and Equity-Linked Securities.  During a period of 14 days after the date of the Offering Memorandum, the Company will not, without the prior written consent of the Initial Purchaser, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of Common Stock or file any registration statement under the 1933 Act with respect to the Common Stock or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, in cash or otherwise.  The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock or options to purchase or sell shares of Common Stock issued by the Company pursuant to existing options, employee benefit agreements or incentive stock or director stock unit plans or (C) any shares of Common Stock issued as consideration for investments in or acquisition of entities involved in the adviser activities or other financial services related businesses made by the Company or any subsidiary of the Company.

During a period of 90 days after the date of the Offering Memorandum, the Company will not, without the prior written consent of the Initial Purchaser, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of such equity-linked securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) the Securities to be sold hereunder or (B) equity-linked securities issued as consideration for investments in or acquisition of entities involved in the adviser activities or other financial services related businesses made by the Company or any subsidiary of the Company.

(f)            Reporting Requirements.  The Company, until the offering of the Securities is complete, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(g)           Reasonable Inquiries; Information.  In connection with the original distribution of the Securities, the Company agrees that, prior to any offer or resale of the Securities by the Initial Purchaser, the Initial Purchaser and counsel for the Initial Purchaser shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries.

(h)           Reserve of Common Stock.  The Company will reserve and keep available at all times, free of preemptive or other similar rights and liens and adverse claims, sufficient Common Stock to satisfy any obligations to issue Common Stock upon settlement of the Purchase Contracts.

Section 4.               Payment of Expenses.

(a)           Expenses.   The Company will pay all expenses incident to the performance of its obligations under this Agreement, the Purchase Contract Agreement and the Pledge Agreement including (i) the preparation and delivery to the Initial Purchaser of the Offering Memorandum and of each amendment or supplement thereto, (ii) the preparation and delivery to the Initial Purchaser of this Agreement, the other Operative Agreements, and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the Securities and any certificates for the Securities, to the Initial Purchaser, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors or agents (including transfer agents and registrars), as well as the fees and disbursements of the Purchase Contract Agent, the Collateral Agent, any depositary and their respective counsel, (v) the qualification of the Securities under state securities laws in accordance with the provisions of Section 3(c) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation, printing and delivery of the Blue Sky Survey and (vi) the fees charged by nationally recognized statistical rating organizations for the rating of the Securities, if applicable.

(b)           Termination of Agreement.  If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

Section 5.               Conditions of Initial Purchaser’s Obligations.  The obligations of the Initial Purchaser to purchase and pay for the Securities pursuant to this Agreement are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Opinion of Counsel for the Company.  At Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Goodwin Procter LLP, counsel for the Company, in form and substance satisfactory to the Initial Purchaser and counsel for the Initial Purchaser, to the effect set forth in Exhibit A hereto.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the Commonwealth of Massachusetts, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of the officers of the Company and certificates of public officials.

(b)           Opinion of Counsel for Purchase Contract Agent.  At Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of Closing Time, of Emmet, Marvin & Martin, LLP, counsel to the Purchase Contract Agent, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit B hereto.

(c)           Opinion of Counsel for Initial Purchaser.  At the Closing Time, the Initial Purchaser shall have received the favorable opinion, satisfactory to the Initial Purchaser, dated as of Closing Time, of Sidley Austin Brown & Wood LLP, counsel for the Initial Purchaser.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

(d)           Officers’ Certificate.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Offering Memorandum, any material adverse change or prospective material adverse change in the business, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the President or an Executive Vice President or a Senior Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time and (iii) the Company has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

(e)           Accountant’s Comfort Letter.  At Closing Time, the Initial Purchaser shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser and to PricewaterhouseCoopers LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(f)            Ratings.  At the Closing Time, the Securities shall be rated at least BBB- by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and the Company shall have delivered to the Initial Purchaser a letter dated the Closing Time, from such rating agency, or other evidence satisfactory to the Initial Purchaser, confirming that the Securities have such rating; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other debt securities by any “nationally recognized statistical rating agency,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Securities or any of the Company’s other debt securities..

(g)           Additional Documents.  At Closing Time, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance in the reasonable judgment of the Initial Purchaser and counsel for the Initial Purchaser.

(h)           Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 7 and 8 shall survive any such termination and remain in full force and effect.

Section 6.               Subsequent Offers and Resales of the Securities.

(a)           Offer and Sale Procedures.  The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(1)           Offers and Sales.  Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum.  Offers and sales of the Securities will be made by the Initial Purchaser only to institutional investors that are reasonably believed to qualify as a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”).  The Initial Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

(2)           No General Solicitation.  The Securities will be offered by the Initial Purchaser only by approaching prospective Subsequent Purchasers on an individual basis.  No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(3)           Purchase by Fiduciaries.  In the case of a Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to clause (1) above, each third party shall, in the judgment of the Initial Purchaser, be a Qualified Institutional Buyer.

(4)           Minimum Principal Amount.  No sale of the Securities to any one Subsequent Purchaser will be for less than $1,000,000 principal amount.  If the

Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least $1,000,000 principal amount of the Securities.

(5)           No Distribution.  Offers and sales of the Securities and resales of Senior Notes to Subsequent Purchasers will be made in a manner that will not constitute a “distribution”, as that term is defined in Regulation M promulgated under the 1934 Act.

(b)           Covenants of the Company.  The Company covenants with the Initial Purchaser as follows:

(1)           Integration.  The Company agrees that for a period of 120 days from the date hereof it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchaser, (ii) the resale of the offered Securities by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or otherwise; it being understood that for purposes of this Agreement the term “securities of the Company” or terms of similar import shall not include the shares of Common Stock underlying the Purchase Contracts.

(2)           Restriction on Resales.  Until the expiration of two years after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

Section 7.               Indemnification.

(a)           Indemnification of Initial Purchaser.  The Company agrees to indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below.

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, resulting from any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment or supplement thereto); and provided further, that (without limiting any other rights that the Initial Purchaser may have against the Company) this indemnity agreement and the contribution provisions of Section 8 shall not apply to any loss or damage suffered by the Initial Purchaser solely in its capacity as an investor in the Income PRIDES or the Growth PRIDES.

(b)           Indemnification of Company, Directors and Officers.  The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Memorandum (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Offering Memorandum (or any amendment or supplement thereto).

(c)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Initial Purchaser, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.  Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement.

Section 8.               Contribution.  If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Initial Purchaser, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

Section 9.               Termination.

(a)           Purchase Agreement.  The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Memorandum (exclusive of any supplement or amendment), any Material Adverse Effect, or (ii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange or if trading generally on the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iii) if a banking moratorium has been declared by either federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 7 and 8 shall survive such termination and remain in full force and effect.

Section 10.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Initial Purchaser shall be directed to Merrill Lynch at 4 World Financial Center, New York, New York 10080, attention of Paul A. Pepe, Managing Director; and notices to the Company shall be directed to it at 600 Hale Street, Prides Crossing, MA 01965, attention of Chief Financial Officer.

Section 11.             Parties.  This Agreement shall inure to the benefit of and be binding upon each of the Initial Purchaser, the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

Section 12.             GOVERNING LAW AND TIME.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

Section 13.             Effect of Headings.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

Very truly yours,

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Darrell W. Crate
	Name:	Darrell W. Crate
	Title:	Executive Vice President and Chief
Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jay C. Horgen
	Name:	Jay C. Horgen
	Title:	Director

EXHIBIT A

FORM OF OPINION OF GOODWIN PROCTER LLP,
COUNSEL FOR THE COMPANY,
TO BE DELIVERED PURSUANT TO SECTION 5(a)

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EXHIBIT B

FORM OF OPINION OF EMMET, MARVIN & MARTIN, LLP,
COUNSEL FOR THE PURCHASE CONTRACT AGENT,
TO BE DELIVERED PURSUANT TO SECTION 5(b)

(i)            The Bank of New York is duly incorporated and is validly existing as a national banking association with trust powers under the laws of the United States with all necessary power and authority to execute, deliver and perform its obligations under the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement;

(ii)           The execution, delivery and performance by the Purchase Contract Agent of the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement, and the authentication and delivery of the Securities have been duly authorized by all necessary action on the part of the Purchase Contract Agent. The Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement have been duly executed and delivered by the Purchase Contract Agent, and constitute the legal, valid and binding obligations of the Purchase Contract Agent, enforceable against the Purchase Contract Agent in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding at law or in equity);

(iii)          The execution, delivery and performance of the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement by the Purchase Contract Agent does not conflict with or constitute a breach of the charter or by-laws of the Purchase Contract Agent; and

(iv)          No consent, approval or authorization of, or registration with or notice to, any [•] or federal governmental authority or agency is required for the execution, delivery or performance by the Purchase Contract Agent of the Purchase Contract Agreement, the Pledge Agreement and the Remarketing Agreement.

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